Exhibit 10.40
THIRD AMENDING AGREEMENT
Between:
THE UNIVERSITY OF BRITISH COLUMBIA, a corporation continued under the University Act of British Columbia and having its Industry Liaison offices at #103 — 6190 Agronomy Road, Vancouver, British Columbia, V6T 1Z3
(the “University”)
- and -
ONCOGENEX TECHNOLOGIES INC., a corporation incorporated under the laws of Canada, and having offices at Suite 400, 1001 West Broadway, Vancouver, British Columbia, V6H 4B1
(the “Licensee”)
WHEREAS:
A.
The University and the Licensee entered into a license agreement with a Date of Commencement of November 1, 2001 with respect to TRPM-2 (the “Original Clusterin License Agreement”) pursuant to which the University granted the Licensee an exclusive worldwide license to the Technology;

B.
The University and the Licensee entered into an amending agreement effective as of August 30, 2006 with respect to the Original Clusterin License Agreement (the “First Amending Agreement”) and a second amending agreement and consent effective as of August 7, 2008 with respect to the Original Clusterin License Agreement as amended by the First Amending Agreement (the “Second Amending Agreement” and together with the First Amending Agreement, the “Amendments”); and

C.
In connection with a proposed sublicense in respect of the Original Clusterin License Agreement as amended by the Amendments (the “Clusterin License Agreement”), pursuant to a proposed Collaboration and License Agreement (the “Teva Agreement”) by and between the Licensee and Teva Pharmaceutical Industries Ltd. (“Teva”), the University and the Licensee now wish to further amend the Clusterin License Agreement, as set out below.

Terms used but not defined herein shall have the meaning ascribed to them in the Clusterin License Agreement.
Now therefore, in consideration of the premises and the mutual covenants contained in this Third Amending Agreement (this “Amending Agreement”), and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree with each other as follows:

1. Article 3.4 of the Clusterin License Agreement is hereby amended by replacing it with the following:
“Notwithstanding Article 3.1 but subject to Article 10.6, the parties acknowledge and agree that the University may use the Technology and any Improvements without charge in any manner whatsoever for research, scholarly publication, educational or other non-commercial uses.”
*	Certain information in this exhibit has been omitted as confidential, as indicated by [***]. This information has been filed separately with the Commission.

2. Article 4.1 of the Clusterin License Agreement is hereby amended by replacing it with the following:
“The Licensee shall have the right to grant sublicenses and a sublicensee shall have the right to grant sub-sublicenses (consistent with the terms applicable to sublicenses) to Affiliated Companies and other third parties with respect to the Technology and any University Improvements with the prior written consent of the University, which consent shall not be unreasonably refused. The Licensee or a sublicensee shall not be obligated to obtain the University’s consent to the granting of a sublicense or sub-sublicense if the proposed sublicensee or sub-sublicensee has a market capitalization in excess of CAN. $500,000,000 at the time of the granting of the sublicense or sub-sublicense, as the case may be, provided always that such sublicense or sub-sublicense shall be in full compliance with the terms of this Agreement. The Licensee will furnish the University with a copy of each sublicense and each sub-sublicense granted within 30 days after execution. Such sublicenses and sub-sublicenses will be considered to be Confidential Information of the Licensee, and will be subject to the Confidentiality provisions of Article 10.”
3. Article 4.2 of the Clusterin License Agreement is hereby amended by replacing it with the following:
“Any sublicense granted by the Licensee and any sub-sublicense granted by a sublicensee shall be personal to the sublicensee or sub-sublicensee, as the case may be, and shall not be assignable without the prior written consent of the University, such consent not to be unreasonably withheld. Such sublicenses and sub-sublicenses shall contain covenants by the sublicensee or sub-sublicensee, as the case may be, to observe and perform similar terms and conditions to those contained in this Agreement and in particular the Licensee shall cause each sublicensee and sub-sublicensee to indemnify the University on the same terms and conditions as are contained in Article 9.1 of this Agreement.”
4. Article 6.6 of the Clusterin License Agreement is hereby deleted.
5. Article 7.1 of the Clusterin License Agreement is hereby amended by replacing it with the following:
“7.1(a) The Licensee shall have the right to identify any process, use or products arising out of the Technology and any University Improvements that may be patentable and may seek patent protection with respect thereto, in which case the Licensee shall take all reasonable steps to apply for a patent in the name of the University provided that the Licensee pays all costs of applying for, registering and maintaining the patent in those jurisdictions in which the Licensee might designate that a patent is desirable or reasonably required. The patent counsel shall be selected by Licensee with the consent of the University, such consent not to be unreasonably withheld or delayed. The University shall remain the client of such patent counsel, however, the Licensee will provide direct instructions to the patent counsel on all patent matters relating to the Technology including filing, prosecution, management, maintenance, including renewals and term extensions thereof, and the scope and content of patent applications and to request countries for foreign filings. The Licensee will pay patent counsel for all costs incurred with respect to any and all patents relating to the Technology. The Licensee will supply or instruct the patent counsel to supply the University with copies of all material documents and correspondence received and filed in connection with the prosecution of patents hereunder. The Licensee will keep the University advised as to all material developments with respect to such applications with sufficient time for the University to review and respond, and generally not less than 30 days prior to an applicable patent deadline, unless circumstances reasonably require the Licensee to act sooner to protect the patents, in which case the Licensee may act sooner. The University shall, as required and at the Licensee’s cost for the University’s reasonable out-of-pocket expenses, reasonably cooperate with the Licensee, its lawyers and agents in the filing, prosecution, management and maintenance of the patents.
7.1(b) Licensee shall have the right to fulfill its obligations or practice its rights under Section 7.1(a) through Teva, provided that Licensee shall remain primarily liable for any acts or omissions by Teva with respect to such rights and obligations.”

6. Article 10.5 of the Clusterin License Agreement is hereby amended by replacing it with the following:
“Notwithstanding any termination or expiration of this Agreement, the obligations created in this Article 10 shall survive and be binding upon the Licensee, the University and their respective successors and assigns.”
7. Article 10.6 of the Clusterin License Agreement is hereby amended by replacing the words “three months” with the words “[***] months” and by replacing the words “six month period has elapsed” with the words “[***] month period has elapsed after the date the Licensee received the proposed publication or presentation,”.
8. Article 11.4 of the Clusterin License Agreement is hereby amended by adding the following as the last sentence of said Article:
“As used in this Article 11.4, the term “commercially reasonable efforts” means, with respect to a task or obligation under this Agreement, exerting such efforts and employing such resources as would normally be exerted or employed by Licensee, if at such time there is no sublicensee in respect of this Agreement with respect to such task or obligation, or by the respective sublicensee, if at such time there is a sublicensee in respect of this Agreement with respect to such task or obligation, in conducting such tasks or obligations for its other drug candidates and pharmaceutical products of a comparable stage of development and commercial potential, taking into account the cost effectiveness of efforts or resources, the competitiveness of alternative compounds or products that are or are expected to be in the marketplace, the patent and other proprietary position of the compound or product, the likelihood of regulatory approval, the profitability of the compound or product and alternative compounds or products and any other factors reasonably relevant to assessing the commercial reasonableness of expending amounts of efforts and resources.”
9. Article 12.1 of the Clusterin License Agreement is hereby amended by adding the following sentence as the last sentence of said Article:
“Notwithstanding the foregoing, Licensee shall be deemed to satisfy its obligations under this Article 12.1 with respect to Teva, as a sublicensee in respect of this Agreement, if Teva maintains the accounts and records as required under the sublicense agreement between Licensee and Teva (the “Teva Sublicense Agreement”).”
10. Article 13.3 of the Clusterin License Agreement is hereby amended by adding the following sentences as the last two sentences of said Article:
“Notwithstanding the foregoing, Licensee shall be deemed to satisfy its obligations under this Article 13.3 with respect to Teva, as a sublicensee in respect of this Agreement, if (a) Teva procures and maintains, at all times during the effectiveness of the Teva Sublicense Agreement, the insurance required under such Teva Sublicense Agreement, which may be satisfied through self-insurance, to the extent Teva self-insures for other liabilities relating to the development and commercialization of other pharmaceutical products and (b) the Licensee uses reasonable efforts to ensure that such insurance contains a waiver of subrogation against the University, its Board of Governors, faculty, officers, employees, students, and agents.”
11. The first paragraph of Article 18.3 of the Clusterin License Agreement is hereby amended by replacing it with the following:
“If any one of more of the following events has occurred and the Licensee or its sublicensee has not cured these events within 30 days of receiving written notice from the University, the University may, at its option, terminate this Agreement; provided that the Licensee’s sublicensee may (but is not obligated to) cure any such event under Articles 18.3(a), (h) or (j) within such 30-day period, and the University shall not have the right to terminate this Agreement following any such cure by the Licensee’s sublicensee. The University shall provide written notice to the Licensee’s sublicensee of any event under Article 18.3 at the same time as it provides written notice to the Licensee:”

12. Article 18.5 of the Clusterin License Agreement is hereby amended by adding the following as the last sentence of said Article:
“The Licensee’s sublicensee may (but is not obligated to) cure any such default under this Article 18.5, and the University shall provide written notice to the Licensee’s sublicensee of any such default at the same time as it provides written notice to the Licensee.”
13. Article 18.9 of the Clusterin License Agreement is hereby amended by adding the following as the last sentence of said Article:
UBC hereby acknowledges that the Teva Sublicense Agreement is consistent with the terms of this Agreement. Notwithstanding Section 18.7, Teva (as Licensee’s sublicensee) may continue to [***] UBC to [***] in the manner set forth in this Clusterin License Agreement [***] for [***] UBC will [***] pursuant to this Article 18.9.
14. The Licensee agrees that “Revenue” as that term is defined in the Clusterin License Agreement shall include all revenues, receipts, monies and the fair market value of all other consideration received from the sale of “Authorized Generic Products” as that term is defined in the Teva Agreement.
15. The University represents that the Licensee is in good standing under the Clusterin License Agreement as of the Effective Date of this Agreement.
16. Any notices or other documents that any of the parties hereto are required or may desire to deliver to Teva under the Clusterin License Agreement, as amended by this Amending Agreement, shall be delivered in accordance with the notice provisions set forth in Article 16.1 of the Clusterin License Agreement to the following address or to such other address as Teva may hereinafter designate in writing:
Teva Pharmaceutical Industries, Ltd.
c/o Teva Neuroscience, Inc.
901 E. 104th Street
Kansas City, MO 64131
Attention: General Counsel, NA Brand Pharmaceuticals
17. Teva is not a party to this Amending Agreement or the Clusterin License Agreement but is an intended third-party beneficiary of this Amending Agreement; provided, however, that all rights of Teva provided for hereunder shall terminate upon the termination of the Teva Sublicense Agreement.
18. Except as modified herein, the University and the Licensee confirm that the Clusterin License Agreement remains unmodified and in full force and effect. The Clusterin License Agreement as modified by this Amending Agreement constitutes the entire agreement between the parties relating to the subject matter hereof.
This Amending Agreement may be executed by the parties in separate counterparts, including by electronic transmission via facsimile or e-mail, each of which such counterparts when so executed and delivered shall be deemed to constitute one and the same instrument.
[signature page follows]

IN WITNESS WHEREOF the parties have executed this Amending Agreement on December 20, 2009, which Amending Agreement shall be deemed effective immediately prior to, but on the same date as, the effectiveness of the Teva Sublicense Agreement (the “Effective Date”).

SIGNED FOR AND ON BEHALF OF THE UNIVERSITY OF BRITISH COLUMBIA by its duly authorized officers:

/s/ Brad Wheeler
Authorized Signatory

Authorized Signatory

SIGNED FOR AND ON BEHALF OF ONCOGENEX TECHNOLOGIES INC. By its duly authorized officer:

/s/ Scott Cormack
Authorized Signatory